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                                 EXHIBIT 4.12


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                 [LETTERHEAD OF UNITED PETROLEUM CORPORATION]


June 8, 1997

Sound Capital, Inc.
   Attention: Richard Chanois
2000 Island Blvd. Suite 1501
North Miami Beach, Florida 33160

Dear Richard:

        This letter agreement consisting of three pages, is between United Petroleum Corporation ("UPET") and Sound Capital, Inc. ("SCI"), consistent with the discussions held at our offices on June 5 and 6, 1997.

SCI agrees to perform the following services for UPET:

1)  Corporate lineage And Direction

        A) Assist in the creation of a multi-purpose investor relations kit containing Corporate Profile brochure executive bios., product fact sheets, product photos, background Q & A, testimonials, etc.

        B) Assist in the preparation of slides, videos and leave-behinds for the visits to brokers, as well as identifying appropriate analysis, brokers and potential market makers for presentation.

        C)  Schedule and participate in presentations to brokers and analysts.

        D)  Assist management in the preparation of press releases.

2)  Market Makers

        A) Identify and target a cadre of potential market makers specific to the oil and gas industry and retail automotive service industry and those with a broader perspective of those industries.


        B) Conduct appropriate MAIL and FAX campaigns on a regular basis to inform the target audience of the potential of United Petroleum Corporation as a viable growing company.

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        C)  Direct follow-up information on corporate growth, contracts, and acquisitions to the target audience.


3)  Investor Relations

        A) Maintain regular contact with investors using a Quarterly newsletter. Conduct routine Investor Survey to determine any "problem" areas of potential investor dissatisfaction.

        B) Advise management on the implementation of an Investor Relations program.

4)  Media Relations

        A) Write and place positive "Case History" stories on the company's achievements and future plans for development in appropriate financial and trade media.

        B) Contact financial and technical writers to encourage them to do "Third Party" stories on United Petroleum Corporation. Continue media contact on a regular basis and as warranted by company's performance. Among those media to be considered are Bloomberg Business News, INC., Business Week, Fortune, Dow Jones News Service/Investor Report, Industry Week, Wall Street Journal, etc. Additionally trade magazines and publications also will be contacted for story placement.


Term: The term of this consulting agreement shall be six (6) months commencing June 15, 1997. The agreement may be extended by mutual agreement of the parties, in writing. The agreement may be terminated without cause upon 30 days prior written notice, by either party.

Compensation:

        A) UPET in consideration of the performance of SCI, as set forth above will issue directly to SCI 150,000 shares at the execution of this agreement and a number of shares, up to a maximum of up to an additional 150,000, based on the success of its performance hereunder, to be reviewed bimonthly to a maximum of 5,000 shares per review period.

        B) UPET shall additionally pay to SCI the sum of $2,500 per month, to include expenses; which payment shall, at the option of UPET, exercised on or before the 10th day of each month, be payable in shares of common stock, or in cash, or in a combination thereof.

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        In witness whereof, the parties sign their names as of the day and year first above written

                                        UNITED PETROLEUM CORPORATION

                                        By: /s/ Michael Thomas
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                                            Michael Thomas, President


                                        SOUND CAPITAL, INC.

                                        By: /s/ Richard Chanois
                                           -------------------------------------
                                            Richard Chanois, President

* Exhibit A to be attached is a memo of the brokers to be targeted under paragraph 2(A).

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